UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

PORTSMOUTH SQUARE, INC.

(Exact name of registrant as specified in its charter)

California	0-4057	94-1674111
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10940 Wilshire Blvd., Suite 2150, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 889-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Portsmouth is the Managing General Partner and a 50% limited partner of the Justice Investors limited partnership (“Justice” or the “Partnership) which Partnership owns the Hilton San Francisco Financial District (the “Hotel”). On March 29, 2013, Portsmouth mailed a letter to the limited partners of Justice making a proposal (the Proposal”) whereby Justice will offer to redeem, for cash, all or part of the limited partnership interests of limited partners wishing to tender their limited partnership interests back to the Partnership (the “Redemption”) with the final Redemption Price to be determined through a Dutch Auction procedure at prices ranging from $800,000 to $900,000 per 1% interest. The Redemption is conditioned on there being a minimum tender of at least 34% of the limited partnership interests at prices within the range stated above. The proposed Redemption would be funded through a refinancing of the Hotel which would take advantage of current favorable interest rates and which we believe would help provide for the long-term financial stability of the Partnership. Under the Proposal, the Partnership would reserve the right, in its sole discretion, to redeem limited partnership interests in excess of 34% if funds were still available.

In addition to the minimum 34% tender requirement, the Redemption Proposal is subject to: (1) the approval by at least 75% of the limited partnership interests to remove Evon Corporation as the other general partner of Justice; (2) the approval by at least 75% of the limited partnership interests to amend the Justice Limited Partnership Agreement to (a) provide for a single general partner and (a) delete certain provisions of the Limited Partnership Agreement which restrict certain transfers of limited partnership interests, which revisions would be necessary to effectuate the proposed Redemption; (3) approval of the proposed Redemption and refinancing of the Hotel; and (4) consummation of the refinancing of the Hotel. Portsmouth will vote its 50% limited partnership interest in favor of the amendments to the Limited Partnership Agreement and any proposals necessary to effectuate the Redemption and the refinancing of the Hotel. Under the Proposal, all Redemption elections and consents to the above actions must be received no later than April 15, 2013 (unless that deadline is extended in the sole discretion of the Partnership). It is expected that the Redemption could be effectuated within ninety (90) days after all conditions of the Proposal have been met.

All limited partners are free to elect to participate in the Redemption or not to participate in the Redemption. Those limited partners that do not participate in the Redemption (including Portsmouth) will remain as limited partners in Justice. Assuming that the minimum 34% participation threshold is reached and all other conditions necessary to effectuate the Redemption and refinancing of the Hotel are satisfied, the limited partnership interests of those limited partners who do not elect to participate in the Redemption will increase in an amount proportionate with the percentages of the limited partnership interests that are redeemed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTSMOUTH SQUARE, INC.

Dated: March 29, 2013	By /s/ Michael G. Zybala
Michael G. Zybala, Vice President,
Secretary & General Counsel